                                                                   EXHIBIT 10.11

                              AMENDED AND RESTATED

                            INVESTOR RIGHTS AGREEMENT

                                      AMONG

                      HINES INTERESTS LIMITED PARTNERSHIP,

                   HINES-SUMISEI U.S. CORE OFFICE FUND, L.P.,

                       HINES-SUMISEI NY CORE OFFICE TRUST,

                GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION,

                            FIRST PLAZA GROUP TRUST,

                          GMAM CORE PLUS II-NYC-DC, LLC

                                       AND

                      [----------------- ----------------]


                         Dated as of December 23, 2003

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
                                             TABLE OF CONTENTS
                                                                                                              Page No.
                                                                                                              --------
ARTICLE 1 DEFINITIONS...............................................................................              1

ARTICLE 2 MAJOR DECISIONS; CONSULTATION AND INFORMATION RIGHTS......................................              7
         Section 2.01      Major Decisions..........................................................              7
         Section 2.02      Consultation and Information Rights......................................              8

ARTICLE 3 FORCED SALE/REDEMPTION/PURCHASE RIGHT.....................................................              9
         Section 3.01      Forced Sale/Redemption Right.............................................              9
         Section 3.02      Forced Sale Process......................................................             10
         Section 3.03      Superceding Provisions...................................................             10

ARTICLE 4 REDEMPTION RIGHT.........................................................................              10
         Section 4.01      Future Investments......................................................              10
         Section 4.02      Remedy..................................................................              11
         Section 4.03      Superceding Provisions..................................................              11

ARTICLE 5 APPRAISAL................................................................................              12
         Section 5.01      Appraised Value.........................................................              12
         Section 5.02      Appraisals..............................................................              12

ARTICLE 6 CO-INVESTMENT RIGHTS.....................................................................              13
         Section 6.01      20% Co-Investment Right.................................................              13
         Section 6.02      Third Party Co-Investment Right.........................................              14
         Section 6.03      Exceptions..............................................................              14
         Section 6.04      Structure...............................................................              14
         Section 6.05      Qualified Investments...................................................              15
         Section 6.06      Co-Investment Procedures................................................              16
         Section 6.07      Default.................................................................              16
         Section 6.08      Termination.............................................................              16
         Section 6.09      Co-Investment by Others.................................................              17

ARTICLE 7 MEETINGS; INFORMATION RIGHTS.............................................................              17
         Section 7.01      Meetings................................................................              17
         Section 7.02      Co-Investment Prospects.................................................              18

ARTICLE 8 TAG ALONG RIGHTS; RIGHT OF FIRST NEGOTIATION.............................................              18
         Section 8.01      Tag Along Rights........................................................              18
         Section 8.02      Right of First Negotiation..............................................              19

ARTICLE 9 MISCELLANEOUS............................................................................              19
         Section 9.01      Successors and Assigns..................................................              19
         Section 9.02      Governing Law...........................................................              20

         Section 9.03      Counterparts............................................................           20
         Section 9.04      Amendment...............................................................           20
         Section 9.05      Beneficiaries...........................................................           20
         Section 9.06      No Public Announcement..................................................           20
         Section 9.07      Termination of Certain Rights...........................................           20
         Section 9.08      Notices.................................................................           20
         Section 9.09      Specific Performance....................................................           22
         Section 9.10      Addition of MT Trust and GM/Hines Co-Investment Vehicles................           22
         Section 9.11      Term....................................................................           22

                              AMENDED AND RESTATED

                            INVESTOR RIGHTS AGREEMENT

         This AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of December 23, 2003 among HINES INTERESTS LIMITED PARTNERSHIP, a Delaware limited partnership ("HILP"), Hines-SUMISEI U.S. Core OFFICE Fund, L.P., a Delaware limited partnership (the "Holding Partnership"), HINES-SUMISEI NY CORE OFFICE TRUST, a Maryland real estate investment trust (the "Trust"), GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION, a Delaware corporation, on behalf of one or more investors advised by it ("GMIMCo"), FIRST PLAZA GROUP TRUST, a New York trust ("First Plaza"), GMAM CORE PLUS II-NYC-DC, LLC, a Delaware limited liability company ("CPII"), and [----- -----] ("GM-X," and together with First Plaza and CPII, the "Current GM Investors").

         This Agreement amends and restates the Investor Rights Agreement originally entered into by the parties hereto as of August 19, 2003 (the "Original Agreement"), to correct certain technical deficiencies therein.

         In consideration of the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For the purposes of this Agreement, the following terms shall have the following meanings:

         "20% CO-INVESTMENT RIGHT" has the meaning ascribed thereto in Section 6.01.

         "20% THRESHOLD" has the meaning ascribed thereto in Section 6.01.

         "AFFILIATE" shall mean, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement (i) the Holding Partnership and Persons Controlled by the Holding Partnership shall not be deemed to be Affiliates of HILP, and Persons Controlled by HILP shall not be deemed to be Affiliates of the Holding Partnership, (ii) each of the parties to this Agreement shall be deemed not to be an Affiliate of any Investment Vehicle or of any Person Controlled by any Investment Vehicle, and (iii) no Investment Vehicle or Person Controlled by an Investment Vehicle shall be deemed an Affiliate of any other Investment Vehicle.

         "AGREEMENT" has the meaning ascribed thereto in the preamble.

         "APPOINTMENT DATE" has the meaning ascribed thereto in Section 5.02.

         "APPRAISAL NOTICE" has the meaning ascribed thereto in Section 5.02.

         "APPRAISED VALUE" has the meaning ascribed thereto in Section 5.01.

         "APPROVED CAPITAL CONTRIBUTIONS" has the meaning ascribed thereto in
Section 2.01(d).

         "ASSET SALE" has the meaning ascribed thereto in Section 8.01(b).

         "ASSET SALE OFFER NOTICE" has the meaning ascribed thereto in Section 8.01(b).

         "BUSINESS DAY" has the meaning ascribed thereto in the Organization Agreement.

         "CBD" has the meaning ascribed thereto in the definition of Qualified Investment.

         "CO-INVESTMENT RIGHT" has the meaning ascribed thereto in Section 6.02.

         "CONSOLIDATED OFFERING ENTITY" has the meaning ascribed thereto in
Section 8.01(a).

         "CONFLICT DECISION" shall mean any Major Decision which is reasonably likely to materially benefit an asset in which the Holding Partnership or any of its Affiliates holds an interest but in which a GM Investor does not.

         "CONTROL" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies and procedures of such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "CPII" has the meaning ascribed thereto in the preamble.

         "CURRENT GM INVESTORS" has the meaning ascribed thereto in the preamble.

         "DECLARATION OF TRUST" has the meaning ascribed thereto in the Organization Agreement.

         "DEFAULT RATE" shall mean a rate equal to the greater of (i) the Prime Rate plus 4% or (ii) 18% (unless such rate exceeds the highest lawful rate, in which event the rate shall be the highest lawful rate).

         "DISTRIBUTION RATE" means (a) if the Forced Sale Notice is given after the Lock Out Date, the Specified Rate for the period commencing nine months following the applicable Forced Sale Notice and ending on the first anniversary of such Forced Sale Notice, and the Default Rate thereafter, or (b) if the Forced Sale Notice is given prior to the Lock Out Date, the rate of eleven percent (11%) per annum from the date that is nine months following the Forced Sale Notice until the later of (i) the Lock Out Date and (ii) the first anniversary of the Forced Sale Notice, and the Default Rate thereafter.

         "ELECTION NOTICE" has the meaning ascribed thereto in Section 8.02.

         "FIRST CLOSING PROPERTIES" has the meaning ascribed thereto in the Master Agreement.

         "FIRST PLAZA" has the meaning ascribed thereto in the preamble.

         "FORCED SALE DATE" has the meaning ascribed thereto in Section 6.08

         "FORCED SALE INVESTMENT" has the meaning ascribed thereto in Section 3.01.

         "FORCED SALE NOTICE" has the meaning ascribed thereto in Section 3.01.

         "FORCED SALE RIGHT" has the meaning ascribed thereto in Section 3.01.

         "GM/HINES CO-INVESTMENT VEHICLE" shall mean, with respect to each Investment in which one or more GM Investors holds an interest, the Person owned by one or more Affiliates of the Holding Partnership or of HILP and such GM Investors through which such GM Investors hold their interest in such Investment.

         "GMIMCO" has the meaning ascribed thereto in the preamble.

         "GM INVESTORS" shall mean the Current GM Investors and any other investor advised by GMIMCo with respect to an investment in an Investment, and each is sometimes referred to herein as a "GM INVESTOR".

         "GM-X" has the meaning ascribed thereto in the preamble.

         "HCP" has the meaning ascribed thereto in Section 6.05(c).

         "HILP" has the meaning ascribed thereto in the preamble.

         "HINES CORE FUND" shall mean Hines U.S. Core Office Properties, L.P., a Delaware limited partnership, as well as any entity in which the Holding Partnership holds a direct or indirect interest in such entity.

         "HINES INVESTOR" has the meaning ascribed thereto in the Organization Agreement.

         "HOLDING PARTNERSHIP" has the meaning ascribed thereto in the preamble.

         "HP GENERAL PARTNER" shall mean Hines US Core Office Capital LLC, a Delaware limited liability company, and its successors, and any Person hereafter admitted as General Partner (or if more than one General Partner, the Managing General Partner) of the Holding Partnership.

         "HSOV" has the meaning ascribed thereto in Section 6.05(d).

         "INITIAL FORCED SALE NOTICE" has the meaning ascribed thereto in
Section 3.01.

         "INVESTMENT" shall mean any Qualified Investment held directly or indirectly from time to time by the Holding Partnership.

         "INVESTMENT VEHICLE" shall mean any of the Trust, MT Trust (if it is organized as contemplated by the Organization Agreement) or any GM/Hines Co-Investment Vehicle.

         "LIQUIDATION PERIOD" has the meaning ascribed thereto in Section 4.01.

         "LOCK OUT DATE" means the earlier of (i) August 19, 2006, and (ii) the date on which third party investors have in the aggregate committed to contribute at least $1 billion in equity capital to the Holding Partnership and/or the Hines Core Fund (and the Holding Partnership shall notify GMIMCo in writing promptly following the occurrence of such date).

         "MAJOR DECISION" has the meaning ascribed thereto in Section 2.01.

         "MAJOR HOLDING PARTNERSHIP INVESTOR" shall mean any Person that invests or commits to invest more than $100 million in equity capital in the Holding Partnership and/or the Hines Core Fund.

         "MAJOR LEASE DECISION" has the meaning ascribed thereto in Section 2.01(f).

         "MANHATTAN TOWER" has the meaning ascribed to "101 East 52nd Street" in the Master Agreement.

         "MASTER AGREEMENT" shall mean that certain Amended and Restated Master Agreement, dated as of March 31, 2003, among HILP, Hines US Core Office Properties LP and Sumitomo Life Realty (N.Y.), Inc., as modified by two letter agreements dated March 31, 2003 and an extension letter agreement dated June 26, 2003, and as amended by the amendment thereto dated as of July 22, 2003 and letter agreement dated July 22, 2003 and by the letter agreement dated as of August 19, 2003.

         "MATERIAL ALTERATIONS" shall mean, with respect to any building, modifications or alterations to such building which are reasonably expected to cost an amount equal to the lesser of (i) $2 million and (ii) two percent of the gross acquisition cost of such building.

         "MT TRUST" has the meaning ascribed thereto in the Organization Agreement.

         "NOP" has the meaning ascribed thereto in Section 6.05(f).

         "OFFER NOTICE" has the meaning ascribed thereto in Section 8.01(a).

         "OFFERING" has the meaning ascribed thereto in Section 8.01(a).

         "OFFERING ENTITY" has the meaning ascribed thereto in Section 8.01(a).

         "ORGANIZATION AGREEMENT" shall mean the Amended and Restated Organization Agreement for the Hines-Sumisei NY Core Office Trust, dated as of December 23, 2003, among the parties hereto and the Hines Investor, as such agreement may be amended from time to time.

         "ORIGINAL AGREEMENT" has the meaning ascribed thereto in the preamble.

         "OTHER CO-INVESTORS" has the meaning ascribed thereto in Section 6.09.

         "PARTICIPATING GM ENTITY" has the meaning ascribed thereto in Section 8.01(a).

         "PARTICIPATING INVESTORS" has the meaning ascribed thereto in Section 8.01(a).

         "PERSON" shall mean any individual, any foreign or domestic general or limited partnership, limited liability company, corporation, joint enterprise, trust, employee benefit plan, cooperative or association.

         "PRIME RATE" shall mean the highest domestic prime lending rate published from time to time in the Wall Street Journal.

         "PROJECTED NET PROCEEDS" shall mean, with respect to any Investment, the total cash amount that would be available for distribution by the Investment Vehicle that holds an interest in such Investment, if such Investment were sold for a sales price equal to its Appraised Value less a reasonable estimate of the costs and expenses, including reasonable and customary brokerage commissions, that would have been incurred by such Investment Vehicle, as seller, in making such sale.

         "PROPOSED LIQUIDATION DATE" has the meaning ascribed thereto in Section 4.01.

         "PROSPECTIVE INVESTMENT" shall mean each opportunity afforded to or obtained by or on behalf of any of HILP, the Holding Partnership or any of their respective Affiliates to invest in any Qualified Investment which opportunity is offered or required to be offered to the Hines Core Fund pursuant to its organizational documents.

         "QUALIFIED APPRAISER" means an appraiser having the "MAI" designation and not less than ten years of experience appraising assets of the type in question in the market in which the asset in question is located.

         "QUALIFIED INVESTMENT" shall mean an investment in one or more existing office properties that the HP General Partner (or, if applicable, the general partner of Hines Core Fund) believes are desirable long term "core" holdings for the Hines Core Fund. The Holding Partnership will target high quality properties in attractive Central Business District ("CBD") and suburban locations, with the expectation that approximately 70% or more of the Holding Partnership's available capital will be invested in CBD properties.

         "REDUCED CAPITAL DATE" has the meaning ascribed thereto in Section
6.08.

         "SELLING ENTITY" has the meaning ascribed thereto in Section 8.02.

         "SPECIFIED RATE" shall mean a rate equal to the greater of (i) the Prime Rate plus 4% or (ii) 10% (unless such rate exceeds the highest lawful rate, in which event the rate shall be the highest lawful rate).

         "STANDARD GM INVESTOR CO-INVESTMENT TERMS" has the meaning ascribed thereto in Section 6.02.

         "TAG ALONG ELECTION NOTICE" has the meaning ascribed thereto in Section 8.01(a).

         "TAG ALONG ASSET SALE ELECTION NOTICE" has the meaning ascribed thereto in Section 8.01(b).

         "TERMINATED INVESTMENT" has the meaning ascribed thereto in Section 6.06(c)(ii).

         "TERMINATION DATE" has the meaning ascribed thereto in Section 6.08.

         "THIRD PARTY CO-INVESTMENT RIGHT" has the meaning ascribed thereto in
Section 6.02.

         "TRIGGERING DECISION" has the meaning ascribed thereto in Section 3.01.

         "TRUST" has the meaning ascribed thereto in the preamble.

                                    ARTICLE 2
              MAJOR DECISIONS; CONSULTATION AND INFORMATION RIGHTS

         Section 2.01 Major Decisions.

         As used herein, "Major Decision" means the following decisions (including a decision not to act) with respect to any Investment Vehicle or any Investment held by any Investment Vehicle:

         (a) selling any Investment (or deciding not to accept a bona fide purchase offer made by a third party with respect to an Investment);

         (b) financing or refinancing any indebtedness of such Investment Vehicle or of any subsidiary thereof, or which is secured by any asset owned by such Investment Vehicle or any such subsidiary;

         (c) agreeing to perform or consenting to Material Alterations (other than tenant improvement work) to any building owned by such Investment Vehicle;

         (d) calling or accepting capital contributions other than capital contributions explicitly approved by GMIMCo in connection with formation of such Investment Vehicle ("Approved Capital Contributions") (it being understood that all capital contributions required or permitted to be made to the Trust or the MT Trust under the terms of the Organization Agreement are Approved Capital Contributions);

         (e) issuing additional securities of such Investment Vehicle or of any of their subsidiaries, other than in connection with Approved Capital Contributions;

         (f) entering into a new lease, materially modifying, extending, renewing or terminating an existing lease, in each case affecting in excess of 15% of the net rentable area of the building in which space is leased or to be leased by that tenant (each of the foregoing, a "Major Lease Decision");

         (g) terminating or entering into any property management agreement or agreeing to material modifications to any property management agreement other than as may be explicitly approved by GMIMCo or as may be entered into in connection with the formation of such Investment Vehicle;

         (h) entering into or agreeing to material modifications of any agreement with HILP, the Holding Partnership or any of their respective Affiliates other than as may be explicitly approved by GMIMCo in connection with formation of such Investment Vehicle;

         (i) taking or electing not to take any other action that, in the opinion of management of such Investment Vehicle, is reasonably likely to have an impact on the value of any Investment owned by such Investment Vehicle, in any case in excess of five percent (5%) of the then fair market value thereof; provided, however, that GMIMCo shall have the right to dispute management's assessment of the impact of the action by delivering written notice to such Investment Vehicle within thirty days following the decision to take or not take the applicable action. If the parties acting in good faith do not reach agreement as to the extent of the impact within thirty days following GMIMCo's notice, the amount of such impact will be determined at the Investment Vehicle's expense by an independent third party selected by GMIMCo; and

         (j)      such Investment Vehicle deciding not to pursue lease
\ negotiations with a particular tenant, but only if a building on which such Investment Vehicle has an interest could accommodate that tenant.

         Section 2.02 Consultation and Information Rights.

         (a) Purchase Offers. Each Investment Vehicle shall (i) promptly (and in any event within three Business Days) inform GMIMCo of any bona fide offer received by HILP, the Holding Partnership or such Investment Vehicle or any of their respective Affiliates from a third party with respect to a proposed acquisition of an Investment or Investments in which such Investment Vehicle has an interest; (ii) provide GMIMCo with all relevant information relating to such offer and the offeror as has been received or obtained by HILP, the Holding Partnership or such Investment Vehicle, or any of their respective Affiliates; and (iii) consult with GMIMCo during the negotiation process and prior to taking definitive action with respect to such offer. GMIMCo shall keep the terms of any purchase offers received by it pursuant to the preceding sentence confidential.

         (b) Major Decisions. With respect to Major Decisions as described in clauses (a) through (e) and (g) through (i) of Section 2.01, at least forty-five days (or in the case of an emergency, as soon as reasonably practicable) prior to the formal Board of Trustees meeting (or analogous governance event with respect to a GM/Hines Co-Investment Vehicle that is not a trust), the Investment Vehicle with respect to which such Major Decision is being considered shall (i) provide GMIMCo with all relevant information relating to such Major Decision as has been obtained or produced by such Investment Vehicle, HILP, the Holding Partnership, or any Affiliate of the foregoing, including without limitation all materials presented to the Board of Trustees or applicable governing body of such Investment Vehicle with respect to such Major Decision, (ii) promptly provide additional analysis or follow-up as reasonably requested by GMIMCo and (iii) consult with GMIMCo prior to taking definitive action with respect to such Major Decision.

         (c) Major Lease Decisions. With respect to Major Lease Decisions being considered by any Investment Vehicle, such Investment Vehicle shall (i) at least ten days prior to making an initial proposal to a tenant, provide GMIMCo with a summary of the material economic terms of the proposal, including but not limited to, stacking plans, square footage, alternatives available to building ownership and to the tenant, and any encumbrances including but not limited to rights to terminate, renew, expand, contract or cancel and a list of the following net effective rent numbers calculated according to a method satisfactory to GMIMCo: (a) the initial proposal, (b) the target or goal, (c) the lowest acceptable number and (d) the estimated net effective rent at competitive projects, and (ii) during the negotiation process, consult with GMIMCo and provide updated information and analyses, including net effective calculations for the tenant's counter-offers and landlord's offers in response thereto.

                                    ARTICLE 3
                      FORCED SALE/REDEMPTION/PURCHASE RIGHT

         Section 3.01 Forced Sale/Redemption Right. If GMIMCo is not satisfied with any Major Decision made by any Investment Vehicle (other than a decision by such Investment Vehicle to sell an Investment), GMIMCo shall have the right (the "Forced Sale Right") to require such Investment Vehicle to sell the Investment or Investments which are affected by such Major Decision, which may be all Investments owned by such Investment Vehicle, or, at the election of the governing body of the applicable Investment Vehicle or as provided in the organizational documents of such Investment Vehicle if such Investment Vehicle only owns affected Investments, to redeem the entire interest of all GM Investors in such Investment Vehicle. In the event of such sale or redemption, there shall be distributed to the GM Investors having an interest in such Investment Vehicle an amount equal to the distribution that would have been payable to such GM Investors if each affected Investment had been sold for its Appraised Value and the Projected Net Proceeds had been distributed in accordance with the organizational document of the Investment Vehicle. Each Investment Vehicle shall notify GMIMCo promptly (and in any event within three Business Days) of any Major Decision made by such Investment Vehicle. If GMIMCo is dissatisfied with such Major Decision, it may exercise the Forced Sale Right by delivering (i) within ten days following GMIMCo's receipt of notice of such Major Decision, an initial written notice (the "Initial Forced Sale Notice") to such Investment Vehicle, indicating that GMIMCo may elect to exercise the Forced Sale Right and identifying the Major Decision with which it is not satisfied (such decision a "Triggering Decision") and the

Investments affected by such Major Decision (each a "Forced Sale Investment"), and, if applicable, that, pursuant to Section 5.02, such Investment Vehicle should seek a new appraisal or the parties should otherwise attempt to agree on the Appraised Value and Projected Net Proceeds with respect to the Forced Sale Investments, and (ii) within forty-five days following GM's receipt of notice of such Major Decision, a formal written notice indicating GMIMCo's election to exercise the Forced Sale Right (the "Forced Sale Notice") with respect to the applicable Investment Vehicle or Vehicles. The distribution or redemption triggered by the Forced Sale Right must occur (i) if the Forced Sale Notice is given prior to the Lock Out Date, on or prior to the later of (A) the Lock Out Date and (B) the first anniversary of the Forced Sale Notice or (ii) if the Forced Sale Notice is given after the Lock Out Date, on or prior to the first anniversary of the Forced Sale Notice; provided, however, if the distribution or redemption does not occur within nine months following the date of the Forced Sale Notice, from and after the date that is nine months following the Forced Sale Notice until distribution or redemption, the applicable Investment Vehicle will be required to make quarterly preferred distributions to the GM Investors holding an interest therein in an amount equal to 1/4 of the annual cumulative return at the Distribution Rate, compounded quarterly, on the amount of proceeds that would have been distributable to the GM Investors if the Forced Sale Investment or Investments had been sold at its Appraised Value and the Projected Net Proceeds as of the date of the Forced Sale Notice, which distributions shall be in lieu of any dividends or distributions to GM Investors on account of such Investment. Any such quarterly preferred distribution shall be prorated for a partial quarter, and dividends or distributions which are attributable to an Investment in any vehicle that owns more than one Investment shall be determined by allocating to such Investment an amount equal to (y) the entire amount of the distributions or dividends for such vehicle for the relevant period, multiplied by (z) a fraction, the numerator of which is the net operating revenues generated by such Investment and the denominator of which is the entire net operating revenues for such vehicle for the relevant period.

         Section 3.02 Forced Sale Process. In the event of a forced sale, the applicable Investment Vehicle may, at its election, sell each Forced Sale Investment to any third party or to HILP, the Holding Partnership, the Hines Core Fund or an Affiliate of one of the foregoing for such terms as may be agreed by such Investment Vehicle and such other party. The Investment Vehicle must distribute all proceeds from a forced sale (or, if applicable, apply such proceeds to the redemption of the interests of GM Investors in such Investment Vehicle) promptly following the closing of that sale, and any proceeds held back at closing must be distributed immediately upon release.

         Section 3.03 Superceding Provisions. To the extent the organizational documents of an Investment Vehicle provide for the making of distributions or redemption payments in respect of Forced Sale Investments, then, notwithstanding anything to the contrary in this Agreement, the applicable provisions of such organizational documents, and not this Article 3, shall govern the making of distributions and/or redemption payments in respect of any Forced Sale Investments held by such Investment Vehicle (provided that such provisions of such organizational documents have been approved or consented to by GMIMCo, on behalf of the GM Investors holding an interest in such Investment Vehicle, and by Holding Partnership or Hines Core Fund). Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, (i) the making of any distributions or redemption payments by the Trust in respect of any Forced Sale Investment held by the Trust shall be governed by

Sections 6.6(c), 6.6(d) and 6.7 of the Declaration of Trust, and not by this Article 3, and (ii) the making of any distributions or redemption payments by the MT Trust in respect of any Forced Sale Investment held by the MT Trust shall be governed by Sections 6.6(c), 6.6(d) and 6.7 of the MT Declaration of Trust, and not by this Article 3.

                                    ARTICLE 4
                                REDEMPTION RIGHT

         Section 4.01 Future Investments. At the time the Holding Partnership or Hines Core Fund acquires an Investment in which one or more GM Investors acquires an interest pursuant to a Co-Investment Right, the Holding Partnership or Hines Core Fund will, at the time of the acquisition, establish a three-year period (the "Liquidation Period") during which the GM/Hines Co-Investment Vehicle will be obligated to acquire or redeem or arrange for the acquisition of all of the GM Investors' interests in such Investment, such period to end no later than the twelfth anniversary of the date the GM Investors acquire their interests in such Investment. GMIMCo may repeatedly extend the Liquidation Period for any such Investment to a later three year period by giving notice to such effect to the applicable GM/Hines Co-Investment Vehicle not less than one year prior to the start of the Liquidation Period then in effect. The GM/Hines Co-Investment Vehicle will acquire or redeem or arrange for the acquisition of the GM Investors' interests in each such Investment, or arrange for the sale of such asset and the distribution of the GM Investors' share of the proceeds of such sale to the GM Investors, at any time during the Liquidation Period for the Investment. Any such acquisition or redemption of the GM Investors' interest in an Investment shall be, if the Investment is sold to a third party, for the amount that is distributed to the GM Investor by such GM/Hines Co-Investment Vehicle as a result of such sale, and if it is not sold to a third party, then the amount that would be distributed by such GM/Hines Co-Investment Vehicle if the Investment were sold for its Appraised Value and the Projected Net Proceeds were distributed to all Persons holding an interest in such GM/Hines Co-Investment Vehicle. The GM/Hines Co-Investment Vehicle shall give the GM Investors at least sixty days written notice of the particular date during the Liquidation Period (the "Proposed Liquidation Date") in which the GM/Hines Co-Investment Vehicle intends to acquire or redeem the GM Investors' interests in such GM/Hines Co-Investment Vehicle and the appraisal or appraisals on which the acquisition or redemption will be based (if the Investment is not sold to a third party). GMIMCo may then elect to require a new appraisal or appraisals for such acquisition or redemption in accordance with Section 5.02. If the Holding Partnership or the GM/Hines Investment Co-Investment Vehicles, as applicable, elects to sell such Investment, it may sell the Investment to any third party for any price agreed to by such third party or to HILP, the Holding Partnership, the Hines Core Fund or an Affiliate of one of the foregoing for its Appraised Value.

         Section 4.02 Remedy. If the sale or redemption of each GM Investor's interest in a particular Investment does not occur by the end of the relevant Liquidation Period, as applicable, in addition to all other rights and remedies available to the GM Investors, from and after expiration of the Liquidation Period, the GM/Hines Co-Investment Vehicle will be required to make quarterly preferred distributions to the applicable GM Investors in an amount equal to 1/4 of the annual cumulative return at the Default Rate, compounded quarterly, on the amount of proceeds that would have been distributable to the GM Investors if the Investment or Investments had been sold and the Projected Net Proceeds distributed upon expiration of the

Liquidation Period, which distributions shall be in lieu of any dividends or distributions to GM Investors on account of such Investment. Any such quarterly preferred distribution shall be prorated for a partial quarter, and dividends or distributions which are attributable to an Investment in any vehicle that owns more than one Investment shall be determined by allocating to such Investment an amount equal to (y) the entire amount of the distributions or dividends for such vehicle for the relevant period, multiplied by (z) a fraction, the numerator of which is the net operating revenues generated by such Investment and the denominator of which is the entire net operating revenues for such vehicle for the relevant period.

         Section 4.03 Superceding Provisions. To the extent the organizational documents of a GM/Hines Co-Investment Vehicle provide for the establishment or adjustment of a Liquidation Period for Investments held by such GM/Hines Co-Investment Vehicle and/or for the liquidation of such Investment and the making of distributions or redemption payments in respect thereof as contemplated by this Article 4, then, notwithstanding anything to the contrary in this Agreement, the applicable provisions of such organizational documents, and not this Article 4, shall govern the establishment and adjustment of such Liquidation Period and the making of such distributions and/or redemption payments (provided that such provisions of such organizational documents have been approved or consented to by GMIMCo, on behalf of the GM Investors holding an interest in such Investment Vehicle, and by Holding Partnership or Hines Core
Fund).

                                    ARTICLE 5
                                    APPRAISAL

         Section 5.01 Appraised Value. As used herein, "Appraised Value" means, with respect to an Investment, the fair market value of such Investment, as set forth in the most recent appraisal of the Investment determined in accordance with Section 5.02.

         Section 5.02 Appraisals. Each Investment Vehicle shall obtain annual opinions as to the Appraised Value and Projected Net Proceeds of each Investment held by it. Any Person selected to appraise an Investment must be a Qualified Appraiser. Appraisers will be rotated or replaced so that no Investment is appraised by the same appraiser for more than three consecutive years. GMIMCo shall have the right to approve the Qualified Appraiser and the assumptions underlying each appraisal, such approval not to be unreasonably withheld. If (i) GMIMCo does not approve the assumptions underlying an appraisal and the applicable Investment is the subject of an Initial Forced Sale Notice or a redemption pursuant to Article 4, (ii) the Appraised Value has not been determined within the one year period prior to an Initial Forced Sale Notice or the Proposed Liquidation Date, as applicable, or (iii) an event (including a bona fide third party purchase offer that differs from the most recent appraisal by more than five percent (5%) (but not including any such bona fide offer received in connection with the marketing of an Investment for sale for purposes of funding any redemption or other payments required to be made to any GM Investor under the terms of this Agreement)) has occurred subsequent to the most recent appraisal which GMIMCo or the Holding Partnership believes would be reasonably likely to have had a material effect on the value of the Investment, then the parties shall attempt to agree on an Appraised Value and Projected Net Proceeds, and if the parties are unable to reach such an agreement, within twenty days after the applicable Initial Forced Sale Notice or at least twenty days after GMIMCo receives notice of the Proposed

Liquidation Date, the applicable Investment Vehicle shall obtain a new appraisal or appraisals with a Qualified Appraiser and assumptions approved by GMIMCo (such approval not to be unreasonably withheld), as follows:

         GMIMCo shall notify the applicable Investment Vehicle in writing (the "Appraisal Notice") of its intent to trigger this appraisal process. Within ten days following the Appraisal Notice (the "Appointment Date"), each of GMIMCo, on the one hand, and such Investment Vehicle, on the other hand, shall select a Qualified Appraiser. Within ten days following the Appointment Date, the first two Qualified Appraisers shall select a third Qualified Appraiser. Within thirty days following the Appointment Date, each of the first two Qualified Appraisers shall render its opinion as to the Appraised Value of the affected Investment or Investments and the Projected Net Proceeds that would be distributable with respect to a sale thereof as of the date of the appraisal or, in the case of a forced sale, as of the date immediately prior to the earlier of (i) the Triggering Decision or (ii), if applicable, public announcement or other media coverage of the Triggering Decision (i.e., without giving effect to the Triggering Decision). If the difference, if any, between the opinions of the first two Qualified Appraisers as to the Projected Net Proceeds is not greater than one percent (1%) of the average of the two opinions, the Projected Net Proceeds shall be the average of the two opinions. If the difference is greater than one percent (1%), the third Qualified Appraiser shall select the opinion of one of the first two Qualified Appraisers to be the Projected Net Proceeds.

                                    ARTICLE 6
                              CO-INVESTMENT RIGHTS

         Section 6.01 20% Co-Investment Right. GMIMCo shall have the right (the "20% Co-Investment Right"), but not the obligation, on the terms and subject to the conditions set forth in this Agreement, to cause one or more GM Investors to co-invest with the Holding Partnership in connection with each Investment made by the Holding Partnership (specifically including any Qualified Investments made by the Hines Core Fund). It is understood that the Holding Partnership does not intend to own Investments directly but rather indirectly through the Hines Core Fund. Accordingly, any time reference is made in Article 6 to Investments made by the Holding Partnership, it shall specifically include Investments made by the Hines Core Fund, and any co-investment contemplated hereby shall be made with Hines Core Fund or an Affiliate of Hines Core Fund. Subject to the rights that may be granted to Major Holding Partnership Investors as described in
Section 6.09, the Holding Partnership will have the obligation to offer GMIMCo at least twenty percent (20%) of the total equity capital (and the Holding Partnership may offer a greater percentage) to be invested in any Holding Partnership Investment; provided that, if at the time the Holding Partnership identifies a Prospective Investment and at the time the Holding Partnership actually closes on such Investment, the aggregate interest held by GM Investors in Holding Partnership Investments exceeds twenty percent (20%) (including in the denominator any co-investment equity of Other Co-Investors analogous to the 20% Co-Investment Right), excluding from both the numerator and the denominator GM Investors' equity investment in (i) the First Closing Properties and Manhattan Tower and (ii) any investments acquired pursuant to the Third Party Co-Investment Right (defined below) (the "20% Threshold"), then the Holding Partnership may offer GMIMCo less than twenty percent (20%) of a Prospective Investment so long as the offered interest, when combined with all other interests then held by GM Investors as a result of exercise of the 20% Co-Investment Right, would at least equal the 20% Threshold. In order to exercise the 20% Co-Investment Right, GMIMCo must agree to cause one or more GM Investors to acquire at least twenty percent (20%) of the Prospective Investment (or such lesser amount as may be offered in accordance with the provisions of this
Section 6.01). Each of HILP and the Holding Partnership shall take or cause any of its respective Affiliates, if applicable, to take all actions necessary to fulfill the obligations of the Holding Partnership under this Article 6. Unless otherwise agreed by the Holding Partnership and GMIMCo, each co-investment under this Section 6.021 shall be on the same economic terms between HILP and the Hines Investor, on the one hand, and the GM Investors, on the other hand, as the Investment in the First Closing Properties and Manhattan Tower (i.e., the Hines Investor or its Affiliate will receive a 7.5% promoted interest but no fees other than property-level management, leasing and construction and development management fees in the amounts provided for in the form of Property Management and Leasing Agreement attached as Exhibit B to the Organization Agreement. (the "Standard GM Investor Co-Investment Terms").

         Section 6.02 Third Party Co-Investment Right. In addition to the 20% Co-Investment Right, in the event the Holding Partnership desires to seek one or more third party co-investors (other than GMIMCo or Other Co-Investors) for a Prospective Investment, prior to the Termination Date, GMIMCo shall have the right (the "Third Party Co-Investment Right", and together with the 20% Co-Investment Right, the "Co-Investment Rights" and each, a "Co-Investment Right"), but not the obligation, to invest at least 50% of the co-investment capital sought by the Holding Partnership from such third parties for such Prospective Investment, and the Holding Partnership will have the obligation to offer GMIMCo the opportunity to invest at least 50% of such coinvestment capital. In order to exercise the Third Party Co-Investment Right, GMIMCo must agree to cause GM Investors to invest at least 50% of the capital to be invested from sources other than the Holding Partnership. It is understood and agreed that the co-investment rights described in this Section 6.02 apply only where the Holding Partnership seeks third party co-investors who are not GMIMCo or Other Co-Investors. Unless otherwise agreed by the Holding Partnership and GMIMCo, each co-investment under this Section 6.02 shall be on the Standard GM Investor Co-Investment Terms or, if GMIMCo elects, the economic terms offered to any third party, if any.

         Section 6.03 Exceptions. GMIMCo will not be entitled to any Co-Investment Rights in the following circumstances:

         (a) Whether or not GMIMCo (on behalf of the Current GM Investors) participates in the acquisition of Manhattan Tower pursuant to the Organization Agreement, GMIMCo will have no Co-Investment Rights with respect to the First Closing Properties or Manhattan Tower.

         (b) In the event the current owner of a Qualified Investment desires to contribute such Qualified Investment to the Holding Partnership or the Hines Core Fund and receive limited partnership interests in the Holding Partnership or the Hines Core Fund on a tax-deferred basis, rather than cash or stock in exchange for such Qualified Investment, GMIMCo will have no co-investment rights with respect to any portion of such Qualified Investment being made through the issuance of such tax-deferred consideration.

         Notwithstanding anything in this Agreement to the contrary, in the event HILP notifies GMIMCo in writing that HILP has ceased marketing the Holding Partnership and/or the Hines Core Fund to potential investors and has returned or released all uninvested committed capital to the Holding Partnership and the Hines Core Fund, then HILP and its Affiliates shall no longer be obligated to present prospective Qualified Investments to the Holding Partnership and the rights of GMIMCo under this Article 6 shall terminate.

         Section 6.04 Structure. For purposes of determining when the promoted interest has been earned with respect to the First Closing Properties and Manhattan Tower, any future Co-Investment by GM Investors will not be pooled with the First Closing Properties and Manhattan Tower. In addition, any promoted interest that may be payable with respect to any co-investment will not be pooled, except to the extent that any such co-investments are acquired as part of a single transaction. GMIMCo and the GM Investors will have management, consultation, information, forced sale and redemption rights with respect to any interests acquired in an Investment pursuant to a Co-Investment Right equal to or the same as the management, consultation, information, forced sale and redemption rights granted to GMIMCo and the Current GM Investors with respect to the First Closing Properties and Manhattan Tower. The parties will cooperate with each other in good faith to structure any co-investment made under this
Article 6 to take into account any ERISA, tax and similar requirements either may have. It currently is anticipated that future co-investments will be structured so that the GM/Hines Co-Investment Vehicle and an Affiliate of the Holding Partnership each hold an indirect undivided interest in the Investment as tenants in common. The governing documents of the GM/Hines Co-Investment Vehicle and a co-tenancy agreement between the GM/Hines Co-Investment Vehicle and the applicable Affiliate of the Holding Partnership will set forth the rights and obligations of the parties with respect to the Investment. In the event of any conflict between the terms of any such governing documents and co-tenancy agreement, on the one hand, and this Agreement on the other, the terms of such governing documents and co-tenancy agreement shall control; provided that such governing documents and co-tenancy agreement have been approved or consented to by GMIMCo, on behalf of the GM Investors having an interest in such GM/Hines Co-Investment Vehicle, and by Holding Partnership or Hines Core Fund.

         Section 6.05 Qualified Investments. During the period commencing on August 19, 2003, and ending on the Termination Date, HILP and its Affiliates shall present the Holding Partnership any prospective Qualified Investment that becomes available to HILP or any Affiliate thereof; provided that such restriction shall not apply to the following:

         (a) Any investment which the HP General Partner has decided not to make or pursue based on a good faith determination that such investment is inappropriate or inadvisable for the Holding Partnership, whether due to capacity, diversification, rate of return objectives or other considerations;

         (b) Any investment by the Hines U.S. Office Value Added Fund of any other fund or investment program affiliated with HILP which has investment policies and objectives which differ substantially from those of the Holding Partnership and which, in the good faith judgment of the HP General Partner, does not compete in any material way for investments that would be suitable for the Holding Partnership;

         (c) Any investment in an office building more than 75% leased (including a pre-lease) to a single tenant under a lease having at least two years remaining on its term (including extension options), but only to the extent such building must be offered first to Hines Corporate Properties, a joint venture between Affiliates of HILP and the New York Common Fund ("HCP");

         (d) Any non-brokered suburban office asset with a purchase price f $65 million or less that was originated by General Electric Capital Corporation for Hines Suburban Office Venture, LLC, an entity formed by an Affiliate of HILP and an Affiliate of General Electric Capital Corporation for the purpose of acquiring suburban office buildings on a national basis ("HSOV");

         (e) Passive investments (i.e., investments which do not involve active participation in management by HILP or any Affiliate of HILP); and

         (f) Any investment made by National Office Partners Limited Partnership, a limited partnership formed by the State of California Public Employees' Retirement System and an Affiliate of HILP ("NOP") or by HSOV, pursuant to an investment opportunity allocated to NOP or HSOV in accordance with the HILP investment allocation procedure described on Schedule 6.05.

         Neither HILP nor its Affiliates shall place any other fund or investment vehicle in the queue for investment allocation with the Hines Core Fund, NOP and HSOV.

         Section 6.06 Co-Investment Procedures. The parties will endeavor in good faith to develop and agree upon mutually acceptable procedures for exercise of the Co-Investment Rights which shall be based on the actual procedures HILP and GMIMCo have used in connection with other recent investments. The parties agree that GMIMCo shall not bear any costs incurred by the Holding Partnership, HILP or any of their Affiliates with respect to a Qualified Investment in which GMIMCo does not ultimately participate, except for costs incurred specifically at the request of GMIMCo.

         Section 6.07 Default. In the event that, except as otherwise permitted by Section 6.05, HILP fails to present to GMIMCo for its consideration pursuant to this Article 6 any Qualified Investment that becomes available to the Holding Partnership, or the Hines Core Fund or any of their respective Affiliates during the period beginning on August 19, 2003, and ending on the Termination Date, GMIMCo shall have the right to exercise all rights and remedies available to it, including, without limitation, the right to compel HILP to comply with the provisions hereof by seeking specific performance of the terms of this Agreement.

         Section 6.08 Termination. The Co-Investment Rights shall terminate on the date (the "Termination Date") that is the earlier of (i) the Forced Sale Date, and (ii) the later of (A) the Reduced Capital Date and (B) August 19, 2011. As used herein, "Forced Sale Date" means the date on which GMIMCo exercises its Forced Sale Right with respect to a third Triggering Decision; provided, however, that any exercise by GMIMCo of its Forced Sale Right as a result of any Conflict Decision shall not be included in determining whether GMIMCo has reached the threshold number of exercises. As used herein, "Reduced Capital Date" means the date on which the amount of unreturned capital of GM Investors invested in the Trust, MT Trust and in any other Holding Partnership Investments has been less than $100 million in the aggregate for a continuous period of more than three consecutive years, and the Holding Partnership has offered and GMIMCo has rejected sufficient co-investment opportunities during the relevant three year period so that if one or more of such offered co-investment opportunities had been accepted by GMIMCo, the aggregate investment of GM Investors would have exceeded $100 million during the three year period. Notwithstanding the foregoing to the contrary, if the Trust sells the property known as 425 Lexington Avenue in New York City, the threshold will be reduced from $100 million to $50 million until such time as the Holding Partnership directly or indirectly owns more than $600 million in real property assets (based on original acquisition cost), at which time the threshold will return to $100 million.

         Section 6.09 Co-Investment by Others. Except as set forth in this
Section 6.09, neither HILP nor the Holding Partnership shall, without the prior consent of GMIMCo in its sole discretion, enter into an agreement where it is bound to offer any Person the right to make co-investments with the Holding Partnership. Notwithstanding the foregoing, the Holding Partnership and/or the Hines Core Fund may (i) make such an agreement with up to two Major Holding Partnership Investors on the same terms (including size and economics) as GMIMCo's 20% Co-Investment Right, subject to adjustment as set forth in this
Section 6.09 (provided that the Holding Partnership can offer different terms so long as such different terms are also offered to GMIMCo) and (ii) make such an agreement with any Person with respect to participation in investments for which the Holding Partnership or the Hines Core Fund seeks third party capital, provided such rights do not conflict with the Third Party Co-Investment Right. If any co-investment rights are granted pursuant to clause (i) above, the Holding Partnership shall offer co-investment rights to each of GMIMCo and the other Major Holding Partnership Investors with co-investment rights (the "Other Co-Investors") in accordance with a queue as follows:

         The Holding Partnership will offer the initial co-investment opportunity to investors in the order that they committed to the Holding Partnership, the Hines Core Fund, the Trust or the MT Trust, as the case may be. If an investor accepts a co-investment opportunity that investor goes to the end of the queue. The Holding Partnership will then offer the next co-investment opportunity first to that investor in the queue who was not offered a co-investment opportunity in a prior round because the investor immediately ahead in the queue accepted the co-investment opportunity in the prior round. If the Holding Partnership offers all investors a co-investment opportunity in a round (either because all investors declined or because the one at the end of the queue accepted it), then the Holding Partnership will offer the next co-investment opportunity to the investor who was at the head of the queue for the prior round. Notwithstanding the foregoing to the contrary in this Section 6.09, if an investor becomes an Other Co-Investor after the Holding Partnership has already offered one or more co-investments to other investors, that new investor goes to the end of the queue for the first round in which it participates even though it has not yet been shown any co-investment opportunities.

                                    ARTICLE 7
                          MEETINGS; INFORMATION RIGHTS

         Section 7.01 Meetings. Representatives of HILP and the Holding Partnership shall meet with representatives of GMIMCo (without other investors present) at least twice each calendar year, one time during the thirty days following GMIMCo's receipt of the annual report for the Holding Partnership and for Hines Core Fund and one time approximately six months thereafter. HILP and the Holding Partnership shall cause GMIMCo to be invited to observe all Hines Core Fund and Holding Partnership investor and advisory committee meetings.

         Section 7.02 Co-Investment Prospects. At least one time in each calendar quarter, the Holding Partnership and HILP shall send to GMIMCo a summary of any prospective Qualified Investments expected to be considered by the Holding Partnership, HILP or any of their respective Affiliates, and the quarterly report prepared by the HILP Investment Allocation Committee for the prior quarter, showing how all Prospective Investments were allocated pursuant to Schedule 6.05 as well as a brief summary of each Prospective Investment that HILP believes may be presented to GMIMCo during the next six month period. GMIMCo will keep confidential non-public information related to investments sourced through HILP's proprietary deal flow.

                                    ARTICLE 8
                  TAG ALONG RIGHTS; RIGHT OF FIRST NEGOTIATION

         Section 8.01 Tag Along Rights.

         (a) In the event of a decision by Hines-Sumisei U.S. Core Office Trust, the Holding Partnership, the Hines Core Fund or any of their respective Affiliates (an "Offering Entity") to sell its securities in an underwritten (firm commitment) public offering registered under the Securities Act of 1933, as amended, resulting in the listing of the Offering Entity's securities on a nationally recognized stock exchange (an "Offering"), before such Offering Entity proposes to make any transfer of its securities in the Offering, such Offering Entity shall deliver written notice (an "Offer Notice") to GMIMCo. The Offer Notice will disclose in reasonable detail the proposed terms and conditions of the Offering to the extent such terms and conditions are reasonably determinable, in consultation with the managing underwriter of the Offering, at the time the Offer Notice is given. The Offering Entity shall not consummate the Offering until at least thirty days after the Offer Notice has been given to the GMIMCo. GMIMCo can elect to require the Offering Entity to allow the Trust, the MT Trust or any GM/Hines Co-Investment Vehicle to participate with the Offering Entity in the contemplated Offering (a "Participating GM Entity"), by delivering written notice (the "Tag Along Election Notice") on behalf of the Participating GM Entity to the Offering Entity within thirty days after receipt of the Offer Notice, in which event the Offering Entity and Participating GM Entity shall (i) use their good faith efforts to effect the merger, contribution of assets or other consolidation of their respective assets so that the contemplated Offering is conducted by an entity (the "Consolidated Offering Entity") in which interests are held by Persons which held interests in the Offering Entity and by GM Investors and other Persons which held interests in the Participating GM Entity (all such Persons, "Participating Investors"), with the interest of each Participating Investor in the Consolidated Offering Entity to be determined by reference to the valuation of such Person's interest in the Offering Entity or Participating GM Entity, as applicable, using the same valuation methodology for all such interests; provided that if the parties are unable to agree on the valuations of all such interests, such valuations shall be determined by appraisals conducted in accordance with the procedures provided for the determination of Projected Net Proceeds in the second paragraph of Section 5.02. All Participating Investors, including the GM Investors which are Participating Investors, shall have the same rights and be subject to the same restrictions with respect to the conduct of and participation in the Offering. Without limiting the generality of the foregoing, each Participating Investor shall enter into such customary affiliate letters, lock-up or similar agreements as the managing underwriter of the Offering may require.

         (b) In the event of a decision by the Holding Partnership to sell all or substantially all of its assets in a portfolio sale to a third party purchaser, whether by asset-level or entity-level transfer (an "Asset Sale"), before the Holding Partnership proposes to consummate the Asset Sale, the Holding Partnership shall deliver written notice (an "Asset Sale Offer Notice") to GMIMCo and the Holding Partnership shall not consummate the Asset Sale until at least thirty days after the Asset Sale Offer Notice has been given to GMIMCo. GMIMCo can elect to require the Holding Partnership to include the assets held by the Trust, the MT Trust and/or any GM/Hines Co-Investment Vehicle in the proposed Asset Sale by delivering written notice (the "Tag Along Asset Sale Election Notice") to the Holding Partnership within thirty days after receipt of the Asset Sale Offer Notice, in which event the Holding Partnership shall cause the assets of the applicable Investment Vehicle to be included in the Asset Sale, based on the same valuation methodology applied to other Holding Partnership assets; provided that if the parties are unable to agree on the allocation of consideration among the assets included in such Asset Sale, the valuation of each asset as to which there is disagreement shall be determined by appraisals conducted in accordance with the procedures provided for the determination of Projected Net Proceeds in the second paragraph of Section 5.02.

         Section 8.02 Right of First Negotiation. If the Trust, the MT Trust or any GM/Hines Co-Investment Vehicle (the "Selling Entity") decides to sell an Investment other than pursuant to Article 3 and other than to the Hines Core Fund, HILP, the Holding Partnership or an Affiliate of any of them, then prior to the marketing of such an asset to third parties, the Selling Entity shall notify GMIMCo. If GMIMCo shall so elect (on behalf of one or more of the GM Investors in such Investment, or, if such GM Investors pass or otherwise agree, on behalf of other investors advised by GMIMCo) by written notice (the "Election Notice") delivered within ten days, the Selling Entity and GMIMCo shall enter into good faith discussions concerning the purchase of such Investment by GMIMCo or an entity advised by it. If, however, the parties have not reached agreement (each acting in its sole and absolute discretion) for the purchase and sale of such Investment within thirty days after the Election Notice, the Selling Entity shall have no further obligations to GMIMCo and the Selling Entity shall be free to sell such asset to a third party upon such terms and conditions as it may elect in its sole discretion. By way of clarification, the Selling Entity shall be free to sell such asset at a price less than the price offered by GMIMCo and the Selling Entity shall have no obligation to re-offer such asset to GMIMCo in such event. Further, the failure of the Selling Entity to deliver any information requested by GMIMCo concerning such asset shall not extend in any way such thirty-day period, but the Selling Entity shall use good faith efforts to deliver such information as long as the same can be done at a minimal cost to the Selling Entity. In all events, if agreement is reached for GMIMCo to purchase an Investment, it shall be required to post a non-refundable deposit equal to the greater of $2 million or one percent (1%) of the gross purchase price and the closing shall occur within sixty days after such agreement is reached.

                                    ARTICLE 9
                                  MISCELLANEOUS

         Section 9.01 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right hereunder may be assigned by any party without the prior written consent of the other parties hereto.

         Section 9.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

         Section 9.03 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 9.04 Amendment. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

         Section 9.05 Beneficiaries. This Agreement is entered into solely for the benefit of the parties hereto, and the parties do not intend that any other Person shall be a third-party beneficiary of the covenants by any party contained in this Agreement.

         Section 9.06 No Public Announcement. Each of the parties hereto agrees that it will not, without the prior written consent of the other parties, issue a press release or make any other public announcement regarding the transaction contemplated by this Agreement and the Organization Agreement.

         Section 9.07 Termination of Certain Rights. In the event one or more GM Investors transfer their interests in a particular Investment Vehicle so that the collective GM Investor interest in such Investment Vehicle drops below the lesser of twenty percent () or the original interest acquired by the GM Investors, the rights granted to GMIMCo and the GM Investors pursuant to Section 2.02, Article 3, Article 7 and Article 8 of this Agreement shall terminate with respect to that particular Investment Vehicle and the Investment or Investments held by it (but rights with respect to all other Investment Vehicles and Investments shall remain in effect).

         Section 9.08 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, or (iii) delivered by hand, if to any Person, at such Person's address, or to such Person's facsimile number, as follows:

    If to the Trust:                    Hines-Sumisei NY Core Office Trust
                                        c/o Hines Interests Limited Partnership
                                        2800 Post Oak Blvd., Suite 5000
                                        Houston, Texas 77056
                                        Telecopy: (713) 966-2636

                                        Attention: James A. Hime

    If to the HILP:                     Hines Interests Limited Partnership
                                        2800 Post Oak Blvd., Suite 5000
                                        Houston, Texas 77056
                                        Telecopy: (713) 966-2636

                                        Attention: Charles M. Baughn

    If to Holding Partnership or the    c/o Hines Interests Limited Partnership
    Hines Core Fund:                    2800 Post Oak Blvd., Suite 5000
                                        Houston, Texas 77056
                                        Telecopy: (713) 966-2636

                                        Attention: James A. Hime

    If to any of the foregoing          Baker Botts L.L.P.
    entities, with a copy to:           2001 Ross Avenue
                                        Dallas, Texas 75201
                                        Telecopy: (214) 661-4715

                                        Attention:  Joel Overton, Esq.

    If to a GM Investor:                Name of such GM Investor
                                        c/o General Motors Investment
                                            Management Corporation
                                        767 Fifth Avenue, 16th Floor
                                        New York, New York 10153
                                        Telecopy: (212) 418-6323

                                        Attention: Thomas E. Dobrowski

    With a copy to:                     Kirkland & Ellis LLP
                                        153 East 53rd Street
                                        New York, New York  10022
                                        Telecopy: (212) 446-4900

                                        Attention: Stephen G. Tomlinson, P.C.

         Any party may change the address to which notices, requests, demands or other communications under this Agreement are to be delivered by giving the other parties notice pursuant to this Section 9.8. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or courier or by facsimile confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, and (iii) if delivered by hand, on the date of receipt.

         Section 9.09 Specific Performance. The parties hereto hereby acknowledge and agree that in the event of any breach of any agreement, obligation or covenant contained herein by any of HILP, the Holding Partnership or the Trust on the one hand or GMIMCo or the Current GM Investors on the other hand, the other interested party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that, in addition to any other right or remedy that such party may have in law or equity under applicable law, the non-breaching interested party or parties shall be entitled to compel specific performances of such agreement, obligation or covenant by the nonperforming party or parties.

         Section 9.10 Addition of MT Trust and GM/Hines Vehicles. If GMIMCo causes one or more GM Investors to invest in Manhattan Tower pursuant to the Organization Agreement or in any other Investment pursuant to exercise of a Co-Investment Right, the Holding Partnership or, if applicable, Hines Core Fund will cause MT Trust and each GM/Hines Co-Investment Vehicle, as applicable, to enter into an amendment to this Agreement pursuant to which MT Trust or the GM/Hines Co-Investment Vehicle, as applicable, is added as a party to this Agreement and agrees to be bound by the obligations set forth herein applicable to GM/Hines Co-Investment Vehicles.

         Section 9.11 Term. This Agreement shall terminate and be of no further force and effect upon the earlier of (a) one hundred years after the date hereof, or (b) the later of the Termination Date and the date no GM Investor owns any interest in the First Closing Properties, Manhattan Tower or any GM/Hines Co-Investment Vehicle. Further, this Agreement shall terminate as to Manhattan Tower if GMIMCo does not invest in Manhattan Tower pursuant to the terms of the Organization Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       HINES INTERESTS LIMITED PARTNERSHIP

                                          By: Hines Holdings, Inc.

                                             By: /s/ CHARLES M. BAUGHN
                                                ----------------------------
                                                Charles M. Baughn
                                                Executive Vice President

                                       HINES-SUMISEI U.S. CORE OFFICE FUND, L.P.

                                          By: Hines US Core Office Capital LLC

                                             By: Hines Interests Limited
                                                 Partnership,

                                                By: Hines Holdings, Inc.,

                                                   By: /s/ CHARLES M. BAUGHN
                                                       -------------------------
                                                       Charles M. Baughn
                                                       Executive Vice President

                                       HINES-SUMISEI NY CORE OFFICE TRUST

                                          By: /s/ JAMES A. HIME
                                             -----------------------------------
                                             James A. Hime
                                             President

                                       GENERAL MOTORS INVESTMENT MANAGEMENT
                                             CORPORATION

                                             By: /s/ THOMAS E. DOBROWSKI
                                                 -------------------------------
                                                 Thomas E. Dobrowski
                                                 Managing Director

                                       GMAM CORE PLUS II-NYC-DC, LLC

                                             By:General Motors Investment
                                                Management Corporation, as its
                                                Manager

                                                By: /s/ THOMAS E. DOBROWSKI
                                                    -------------------------
                                                    Thomas E. Dobrowski
                                                    Managing Director

                                       FIRST PLAZA GROUP TRUST

                                             By:JP Morgan Chase Bank, as trustee
                                                for First Plaza Group Trust

                                                By: /s/ JOHN A. FERRANTE
                                                    ----------------------------
                                                    Name:  John A. Ferrante
                                                    Title: Assistant Treasurer



                                       [-- --]

                                             By: [-- --]

                                                By:       [-- --]
                                                    ____________________________

                                                    Name:  [-- --]

                                                    Title: [-- --]

                                  Schedule 6.05

                      HILP INVESTMENT ALLOCATION PROCEDURE

If HILP becomes aware of investment opportunities which are permitted investments for the Holding Partnership (including the Hines Core Fund) and are not covered by clauses (a) through (e) of Section 6.05, and which one or more of the fund managers of NOP and HSOV wishes to pursue on behalf of its respective fund, HILP shall cause such investment opportunities to be allocated as follows:
(A) if the investment opportunity is a suburban office real estate property, the expected price of which is less than or equal to $65 million, such investment opportunity shall be allocated on a rotating basis among the Holding Partnership, NOP and HSOV or (B) if the investment opportunity either is not a suburban real estate property or the expected price of such investment opportunity is greater than $65 million, such investment opportunity shall be allocated on a rotating basis between the Holding Partnership and NOP, in each case based on the chronological order in which such opportunities arose (as determined in good faith by the HILP Investment Allocation Committee).

The "HILP Investment Allocation Committee" is a committee of HILP executives and advisors that is responsible for implementing the investment allocation procedure described above.

HILP reserves the right to alter these investment allocation procedures to be consistent with those adopted from time to time by the Holding Partnership and the Hines Core Fund; provided, however, that such alterations are approved by GMIMCo, such approval to not be unreasonably withheld as long as the same do not adversely affect the Co-Investment rights of GMIMCo contained in Article 6.